Exhibit 8.1

MING SHING GROUP HOLDINGS LIMITED

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of incorporation or origination
MS (HK) Engineering Limited	Hong Kong
MS Engineering Co., Limited	Hong Kong
MS (HK) Construction Engineering Limited	British Virgin Islands
Lead Benefit International Limited	British Virgin Islands
Value Bright International Limited	British Virgin Islands
PMA Nano Carbon Tech Limited	British Virgin Islands
Lead Benefit (HK) Limited	Hong Kong
Value Bright International (HK) Limited	Hong Kong
PMA Nano Carbon Technology Pte. Ltd.	Singapore